UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT

OF 1934

Date of Report (Date of earliest event reported): November 17, 2018

US ECOLOGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0000-11688	95-3889638
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

101 S. Capitol Blvd., Suite 1000 Boise, Idaho (Address of principal executive offices)		83702 (Zip Code)

(208) 331-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

US Ecology, Inc., is refining its 2018 financial guidance as a result of an explosion at its Grand View waste facility that occurred on November 17, 2018. As a result of the incident, the entire Grand View waste facility is closed pending regulatory and internal investigations. While the facility is closed, we are re-routing waste to our other facilities wherever possible.

Based on currently available information, we now expect that we will finish 2018 at the lower end of our previously issued guidance range, released on November 1, 2018, of adjusted EBITDA of $125 million to $130 million and adjusted earnings per share of $2.28 to $2.44. This guidance revision is based on available information as of the date of this filing. Through the first nine months of 2018, the Grand View facility contributed approximately 8% of total consolidated revenue and approximately 12% of total Environmental Services segment revenue. We will provide any necessary updates to our guidance range if and when any new information becomes available which would change our expectations.

The information in this report is being furnished pursuant to Item 2.02 and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

US ECOLOGY, INC.

Date: November 20, 2018	By:/s/ Eric L. Gerratt
Eric L. Gerratt
Executive Vice President, Chief Financial Officer and Treasurer